Exhibit 99.1

Molson Coors Reports 2020 Second Quarter Results

Strong Second Quarter Performance Amidst Difficult Business Conditions from Coronavirus

Net Sales Revenue Decreased 15.1% Reported and 14.3% in Constant Currency

U.S. GAAP Net Income of $195 Million ($0.90 Per Share) Decreased 40.8%, and Non-GAAP EPS of $1.55 increased 2.0%

Underlying EBITDA of $692 Million Increased 2.2% in Constant Currency

Management Updates on Mitigating Actions Taking Steps Focused on Employee Safety and Immediate Business Challenges Positioning Business to Succeed in the Long-Term

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--July 30, 2020--Molson Coors Beverage Company (NYSE: TAP; TSX: TPX) today reported results for the 2020 second quarter and provided updates on ongoing pandemic impacts. Molson Coors president and chief executive officer Gavin Hattersley said:

"Last quarter we told you that our overarching focus as the whole world deals with the coronavirus pandemic was centered on two objectives: navigating the short term to protect our employees and to mitigate short-term business challenges of the coronavirus, and positioning our business for long-term success. That’s just what we’ve done. Through sound management and incredible work by our teams, we had a strong second quarter executing well against these two objectives and beating expectations for both top and bottom-line performance in the second quarter. We did it while delivering an improved cash position and preserving the biggest firepower in our marketing budgets so they can be ramped up in the back half of the year when we expect they will be most effective."

Coronavirus Global Pandemic

We have seen the benefits of our work in response to the short-term impacts of the coronavirus pandemic and are confident in how we are positioning the business for the long-term. However, we are still actively monitoring the continued evolution of the pandemic and resulting impacts to our business. As expected, we experienced a significant adverse volume impact in the second quarter of 2020 resulting from the closure of the on-premise channel in nearly all of our markets for most of the quarter. Specifically, for the second quarter of 2020, we estimate that nearly all of our consolidated net sales resulted from off-premise consumption. While we began to see some of the on-premise return in June in many of these markets, with the notable exception of the U.K. which remained closed until early July, business in the channel has been slow, remains uncertain and has not returned to pre-pandemic levels. Therefore, as a result of this uncertainty, along with the growing risk of a return of shutdowns in certain markets, we currently continue to expect a significant adverse impact to both net sales and profit performance for the third quarter and fiscal year 2020, and, possibly, beyond.

In addition, where we have seen shifts in demand to the off-premise, and certain package types, this has strained our supply chain and package availability, particularly with aluminum can demand and other packaging materials, requiring that we strategically prioritize certain brands and package types. Our supply chain continues to work diligently to ensure sufficient supply of these high demand brands and packages as we adjust to these changing consumer dynamics.

With the continued spread of the coronavirus and the reversal of certain on-premise re-openings, the extent, severity and duration to which our operations will be impacted by the pandemic remains uncertain. Therefore, we previously withdrew our financial outlook for 2020 and beyond and have determined that the market remains too unpredictable to provide an updated detailed financial outlook at this time.

Despite these obstacles, we continue to effectively navigate the coronavirus pandemic taking numerous actions to protect our employees and mitigate short-term challenges while simultaneously working to position our business to succeed in the longer term including:

  We instituted and provided approximately $16 million of "thank you" pay for certain essential North America brewery employees which concluded in the second quarter as well as a paid leave policy and voluntary paid leave program, while also taking necessary steps to protect our employees by implementing additional health and safety measures in breweries and distribution centers,
  We prioritized and shifted our marketing spend significantly including shifting media to platforms with higher audiences in the current environment while suspending on-premise activation spending and reducing or eliminating spend in areas that have been significantly impacted, for example sports and in-market activations. We also adjusted the timing of spend behind brands and packs that were constrained by supply. These actions resulted in significant reductions in spend versus the second quarter of 2019. With the expected improvement in availability of our brands, as well as the very successful launch of Vizzy and Blue Moon LightSky as well as the upcoming launch of Coors Seltzer, we currently anticipate marketing spend in the third and fourth quarter of 2020 to be above the prior year in North America,
  While second quarter shipments were below desired levels driven in part by the on-premise closures, we strategically prioritized brands and package types to meet off-premise demand leading to positive mix in the U.S. and continue to work diligently to deliver product to meet these evolving shifts in demand,
  We reduced discretionary spending, limited new hiring and restricted travel,
  We reduced our planned 2020 capital expenditures by approximately $200 million and those reductions remain on target without sacrificing our ability to invest in necessary safety and maintenance projects and return-focused capital investments to our breweries, such as our Fort Worth, Texas seltzer expansion,
  We entered into an amendment to our existing $1.5 billion revolving credit facility agreement, which among other things, favorably revises the leverage ratios under the financial maintenance covenant for each fiscal quarter ending on or after June 30, 2020 through the maturity of the credit facility giving us greater financial flexibility,
  We established a commercial paper facility in the U.K. for the purpose of issuing short-term, unsecured GBP-denominated notes that are eligible for purchase under the Joint HM Treasury and Bank of England’s COVID Corporate Financing Facility commercial paper program in an aggregate principal amount up to GBP 300 million adding incremental borrowing capacity,
  Our board of directors suspended our regular quarterly dividends on our Class A and Class B common and exchangeable shares otherwise payable in the 2020 fiscal year, and
  We remain committed to maintaining our investment grade debt rating.

Amidst the backdrop of this global pandemic, we are very pleased with our second quarter financial performance, our progress in improving liquidity, and efforts to advance our long-term goals for the business. While we are confident in our ability to achieve long-term success, we are mindful of the challenges and continued uncertainty that lie ahead. During this time of great uncertainty, our management and board will continue to take prudent and proactive actions which are in the best interests of the Company, our employees, consumers, customers and our stockholders. Our decisions will be guided by, and consistent with, the Company’s overall financial discipline, ensuring adequate liquidity and our continued desire to maintain our investment grade rating. Our actions remain focused on doing what is best not only in the near-term, but positioning the business for medium and long-term success.

Consolidated Performance - Second Quarter 2020
	Three Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2020	June 30, 2019	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)

Net Sales	$2,503.4	$2,948.3	(15.1)%	$(22.4)	(14.3)%
U.S. GAAP Net income (loss)(1)	$195.0	$329.4	(40.8)%
Per diluted share	$0.90	$1.52	(40.8)%
Underlying Net income (loss)(2)	$337.3	$329.6	2.3%
Per diluted share	$1.55	$1.52	2.0%
Underlying EBITDA(2)	$692.3	$676.0	2.4%	$1.2	2.2%
	Six Months Ended
($ in millions, except per share data) (Unaudited)	June 30, 2020	June 30, 2019	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)

Net Sales	$4,606.2	$5,251.6	(12.3)%	$(33.0)	(11.7)%
U.S. GAAP Net income (loss)(1)	$78.0	$480.8	(83.8)%
Per diluted share	$0.36	$2.22	(83.8)%
Underlying Net income (loss)(2)	$414.3	$442.3	(6.3)%
Per diluted share	$1.91	$2.04	(6.4)%
Underlying EBITDA(2)	$1,044.5	$1,098.3	(4.9)%	$(2.2)	(4.7)%

(1) Net income (loss) attributable to MCBC.

(2) Represents net income (loss) and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

Net Sales Drivers
	Three Months Ended June 30, 2020
	Reported
Percent change	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(12.5)%	(1.8)%	(0.8)%	(15.1)%	0.3%	(11.6)%
North America	(8.3)%	0.4%	(0.4)%	(8.3)%	0.9%	(7.8)%
Europe	(24.8)%	(17.6)%	(2.2)%	(44.6)%	(12.7)%	(21.4)%
	Six Months Ended June 30, 2020
	Reported
Percent change	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(10.7)%	(1.0)%	(0.6)%	(12.3)%	(0.6)%	(7.4)%
North America	(8.1)%	0.5%	(0.3)%	(7.9)%	(0.1)%	(4.2)%
Europe	(18.8)%	(11.9)%	(2.1)%	(32.8)%	(9.6)%	(16.2)%

(1) Our net sales revenue (NSR) per HL performance discussions are reflected on a brand volume ("BV") basis, reflecting owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

Quarterly Highlights (versus Second Quarter 2019 Results)

  Revenue: Net sales decreased 15.1% on a reported basis, and 14.3% in constant currency driven by financial volume declines related to on-premise closures resulting from the coronavirus pandemic across all of our major markets, as well as unfavorable global mix, partially offset by higher net pricing in the U.S. and Canada. Worldwide brand volume and financial volume decreased globally due to the impacts of the coronavirus and the related closure of on-premise outlets, as well as market share declines in part as a result from the prioritization of certain key brands and pack types to meet off-premise demand. Financial volume was further impacted in North America by continued unfavorable shipment timing largely attributed to aluminum can supply and other packaging material constraints, as well as lower contract brewing volume.
  Cost of goods sold (COGS) per hectoliter: decreased 5.4% on a reported basis primarily driven by changes to our unrealized mark-to-market commodity positions, cost savings and a favorable resolution of our property tax appeal for our Golden, Colorado brewery, partially offset by volume deleverage and temporary "thank you" pay for certain essential North America brewery employees. Underlying COGS per hectoliter: increased 0.4% in constant currency primarily driven by volume deleverage, partially offset by cost savings and the above-mentioned favorable property tax appeal resolution.
  Marketing, general & administrative (MG&A): decreased 31.9% on a reported basis. Underlying MG&A: decreased 30.8% in constant currency largely driven by the prioritization, shifting and reductions in marketing as discussed above and cost savings related to the revitalization plan. However, we currently anticipate our marketing spend to increase in the second half of 2020 to support our core brands as well as continue to invest behind rapidly growing Blue Moon LightSky and Vizzy as well as the upcoming launch of Coors Seltzer, in addition to aligning spend with the shift in timing of major partnership programs, particularly those tied to sports.
  U.S. GAAP pretax income: increased 0.3% driven by lower MG&A, an approximate $106 million year-over-year variance resulting from favorable unrealized mark-to-market changes on our commodity positions and HEXO warrants, and cost savings, partially offset by an increase in special charges of approximately $114 million driven by special items associated with the revitalization plan, the Irwindale brewery closure and cycling the gain on the sale of the Montreal brewery, lower financial volume and unfavorable mix.
  Underlying EBITDA: increased 2.2% in constant currency, driven by the same factors as pretax income with the exception of changes in our unrealized market-to market commodity positions and HEXO warrants and special items which were excluded as non-GAAP adjustments for underlying results.
  U.S. GAAP cash from operations: net cash provided by operating activities was $1,059.9 million for the six months ended June 30, 2020 compared to $828.0 million in the prior year. This increase was primarily driven by favorable timing of working capital and lower cash paid for taxes and interest, partially offset by lower net income adjusted for non-cash add-backs in the first half of 2020. Notably, working capital and cash paid for taxes benefited from over $500 million in deferred tax payments from various government-sponsored payment deferral programs initiated in response to the coronavirus pandemic, of which we currently anticipate a significant portion to be paid in the second half of 2020 with the remaining amounts to be paid beyond this fiscal year.
  Underlying free cash flow: cash received of $796.4 million for the six months ended June 30, 2020, which represents an increase in cash received of $235.7 million from the prior year, primarily due to favorable timing of working capital and lower cash paid for taxes, as discussed above, and lower cash paid for interest, partially offset by lower underlying EBITDA and higher cash paid for capital expenditures.
  Debt: Total debt at the end of the second quarter 2020 was $8.7 billion, and cash and cash equivalents totaled $780.8 million, resulting in net debt of $7.9 billion.

Quarterly Segment Highlights (versus Second Quarter 2019 Results)

North America Business

  Revenue: Net sales on a reported basis, decreased 8.3% and 7.9% in constant currency due to financial volume declines of 8.3%, reflecting lower brand volume, lower contract brewing volume and an under-shipment position in the U.S. largely due to aluminum can supply and other packaging material constraints. North America brand volumes decreased 7.8% due to the closure of on-premise outlets as well as market share declines. In the U.S., brand volumes decreased 5.2% compared to domestic shipment declines of 6.5%. We currently expect U.S. domestic shipment trends to be higher than brand volume trends as we build distributor inventories for the balance of the year. Canada and Latin America brand volumes declined 9.8% and 48.1%, respectively, in the quarter.

Net sales per hectoliter on a brand volume basis increased 0.9% driven by favorable geographic mix, favorable package mix, and net pricing increases in the U.S. and Canada, partially offset by negative brand and channel mix attributed to the shift of volume from on-premise to off-premise. In the U.S., net sales per hectoliter on a brand volume basis increased 1.0% driven by positive mix, with favorable package mix more than offsetting negative brand mix, and net pricing increases. In Canada, negative mix more than offset the net pricing increases, while Latin America net sales per hectoliter on a brand volume basis also declined.

  U.S. GAAP pretax income: decreased 8.2% due to higher specials charges, lower financial volume and charges for temporary "thank you" pay for certain essential North America brewery employees, partially offset by lower marketing, general and administrative expense, cost savings in cost of goods sold, the favorable resolution of our property tax appeal for our Golden, Colorado brewery and net pricing growth in the U.S. and Canada. The lower marketing, general and administrative expense was driven by cost mitigation actions, anticipated shifts in the timing of certain marketing spend into the second half of 2020 and reduced discretionary spending, as well as cost savings related to the revitalization plan.
  Underlying EBITDA: increased 13.8% in constant currency due to the same factors as U.S. GAAP results with the exception of the higher special charges and "thank you" pay for certain essential North America brewery employees. The "thank you" pay and related program costs were approximately $16 million and were excluded as non-GAAP adjustments for underlying results.

Europe Business

  Revenue: Net sales on a reported basis, decreased 44.6% and 42.4% in constant currency due to lower volumes and lower net sales per hectoliter related to the closure of the on-premise. Net sales per hectoliter on a brand volume basis declined 12.7% driven by unfavorable channel and geographic mix, particularly from our higher margin U.K. business, which has a more significant exposure to the on-premise channel and was closed until early July compared to other European markets which started to re-open gradually toward the end of May and early June, as well as unfavorable net pricing. Financial volume decreased 24.8% and brand volumes decreased 21.4%.
  U.S. GAAP pretax loss: $11.0 million loss compared to income of $43.4 million in the prior year was primarily due to lower gross profit as a result of the on-premise impacts of the coronavirus pandemic and cost inflation, partially offset by lower MG&A expense driven by cost mitigation actions and lower incentive compensation, lower special charges and favorable foreign currency movements.
  Underlying EBITDA: decreased 66.9% in constant currency driven by gross margin impacts of volume declines and cost inflation, partially offset by lower MG&A expenses as a result of cost mitigation actions following the coronavirus pandemic and lower incentive compensation.

Segment Recast

Effective January 1, 2020, we changed our management structure from a corporate center and four segments to two segments - North America and Europe. We also have certain activity that is not allocated to our segments, which has been reflected as “Unallocated”. Specifically, "Unallocated" activity primarily includes financing related costs such as interest expense and income, foreign exchange gains and losses on intercompany balances related to financing and other treasury-related activities, and the unrealized changes in fair value on our commodity swaps not designated in hedging relationships recorded within cost of goods sold, which are later reclassified when realized to the segment in which the underlying exposure resides. Additionally, only the service cost component of net periodic pension and OPEB cost is reported within each operating segment, and all other components remain unallocated. Prior period results have been recast to retrospectively reflect these changes in segment reporting, with no impact to our consolidated prior period results. Please see 2019 segment recasts by quarter on the Investor Relations section of our website.

Other Results
Effective Income Tax Rates
	Three Months Ended
	June 30, 2020	June 30, 2019
U.S. GAAP effective tax rate	51%	18%
Underlying effective tax rate	20%	18%
  The increase in our U.S. GAAP effective tax rate was primarily driven by the recognition of discrete tax expense related to the hybrid regulations enacted in the second quarter of 2020. Specifically, on April 7, 2020, the U.S. Department of Treasury enacted final hybrid regulations with full retroactive application to January 1, 2018, with a few exceptions. These regulations, associated with the taxability of certain interest, impact tax positions we took in 2018 and 2019 and resulted in discrete income tax expense of approximately $135 million recognized upon enactment in the second quarter of 2020.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the second quarter of 2020, we recognized a net special charge of $64.3 million, primarily driven by accelerated depreciation related to two planned brewery closures in North America and restructuring charges related to the revitalization plan.
  Additionally during the second quarter of 2020, we recorded other non-core net charges of $44.2 million primarily driven by changes in our unrealized mark-to-market positions on commodity hedges, as well as charges related to temporary "thank you" pay for certain essential North America brewery employees as a result of the coronavirus pandemic.

2020 Outlook

On March 27, 2020, we withdrew, in its entirety, our financial outlook for 2020 and beyond that we previously provided on February 12, 2020. We currently remain unable to provide an updated detailed financial outlook. However, we have provided information as it relates to our mitigating actions as discussed above, and also note the following related to the deferral of certain tax payments, as well as new U.S. federal income tax regulations.

As discussed above, the working capital and cash paid for taxes within our U.S. GAAP cash from operations and underlying free cash flow for the six months ended June 30, 2020, benefited from over $500 million in deferred tax payments from various government-sponsored payment deferral programs initiated in response to the coronavirus pandemic, of which we currently anticipate a significant portion to be paid in the second half of 2020 with the remaining amounts to be paid beyond this fiscal year.

As also discussed above, the U.S. Department of Treasury recently enacted final hybrid regulations which impact tax positions we took in 2018 and 2019 and have resulted in additional income tax expense of approximately $135 million recognized during the second quarter of 2020. The impact of the finalized regulations could result in cash tax outflows up to this amount in 2021. We continue to analyze the potential cash impacts of the final regulations to minimize any cash outflows.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s second quarter ended June 30, 2020, compared to the second quarter ended June 30, 2019. Some numbers may not sum due to rounding.

2020 Second Quarter Conference Call

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2020 second quarter results. The live webcast will be accessible via our website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on October 28, 2020. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

For over two centuries Molson Coors has been brewing beverages that unite people for all of life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Leinenkugel’s Summer Shandy, Creemore Springs and more, Molson Coors produces some of the most beloved and iconic beer brands ever made. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: North America, operating in the U.S., Canada and various countries in Latin and South America; and Europe, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Second quarter and year-to-date 2019 segment financial information has been recast to reflect the segment changes as part of the revitalization plan. Please see 2019 segment recast by quarter on the Investor Relations section of our website. The company’s commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment is reflected in Our Imprint and our 2025 sustainability targets. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "aims," “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” "desire," and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated results, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "Coronavirus Global Pandemic" and "2020 Outlook," expectations regarding the impacts of the coronavirus pandemic on our business, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan announced in 2019 and the estimated range of related charges and timing of cash charges, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix
Statements of Operations - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data) (Unaudited)	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Financial volume in hectoliters	22.586	25.811	41.014	45.912
Sales	$3,029.8	$3,620.0	$5,567.6	$6,420.1
Excise taxes	(526.4)	(671.7)	(961.4)	(1,168.5)
Net sales	2,503.4	2,948.3	4,606.2	5,251.6
Cost of goods sold	(1,456.6)	(1,759.8)	(2,935.6)	(3,172.8)
Gross profit	1,046.8	1,188.5	1,670.6	2,078.8
Marketing, general and administrative expenses	(524.5)	(769.7)	(1,154.2)	(1,424.9)
Special items, net	(64.3)	49.9	(150.9)	36.9
Operating income (loss)	458.0	468.7	365.5	690.8
Interest income (expense), net	(69.7)	(65.6)	(138.6)	(138.9)
Other pension and postretirement benefits (costs), net	7.6	8.4	15.1	17.0
Other income (expense), net	5.8	(10.9)	1.0	13.0
Income (loss) before income taxes	401.7	400.6	243.0	581.9
Income tax benefit (expense)	(204.5)	(70.4)	(161.2)	(102.6)
Net income (loss)	197.2	330.2	81.8	479.3
Net (income) loss attributable to noncontrolling interests	(2.2)	(0.8)	(3.8)	1.5
Net income (loss) attributable to MCBC	$195.0	$329.4	$78.0	$480.8

Basic net income (loss) attributable to MCBC per share:	$0.90	$1.52	$0.36	$2.22
Diluted net income (loss) attributable to MCBC per share:	$0.90	$1.52	$0.36	$2.22

Weighted average shares - basic	216.9	216.6	216.8	216.6
Weighted average shares - diluted	217.0	216.9	217.0	216.9

Dividends per share	$—	$0.41	$0.57	$0.82

Balance Sheets - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, except par value) (Unaudited)	As of
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$780.8	$523.4
Accounts receivable, net	713.7	714.8
Other receivables, net	129.1	105.5
Inventories, net	639.1	615.9
Other current assets, net	280.0	224.8
Total current assets	2,542.7	2,184.4
Properties, net	4,344.0	4,546.5
Goodwill	7,561.8	7,631.4
Other intangibles, net	13,384.0	13,656.0
Other assets	806.3	841.5
Total assets	$28,638.8	$28,859.8
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$3,192.7	$2,767.3
Current portion of long-term debt and short-term borrowings	613.0	928.2
Total current liabilities	3,805.7	3,695.5
Long-term debt	8,073.7	8,109.5
Pension and postretirement benefits	694.7	716.6
Deferred tax liabilities	2,218.5	2,258.6
Other liabilities	578.2	406.5
Total liabilities	15,370.8	15,186.7
Molson Coors Beverage Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 206.0 shares and 205.7 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.5	102.5
Class B exchangeable shares, no par value (issued and outstanding: 14.8 shares and 14.8 shares, respectively)	557.8	557.8
Paid-in capital	6,786.3	6,773.6
Retained earnings	7,571.2	7,617.0
Accumulated other comprehensive income (loss)	(1,545.6)	(1,162.2)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	13,002.9	13,419.4
Noncontrolling interests	265.1	253.7
Total equity	13,268.0	13,673.1
Total liabilities and equity	$28,638.8	$28,859.8

Cash Flow Statements - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
($ in millions) (Unaudited)	Six Months Ended
	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$81.8	$479.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	494.2	429.7
Amortization of debt issuance costs and discounts	4.0	7.5
Share-based compensation	11.8	18.6
(Gain) loss on sale or impairment of properties and other assets, net	7.7	(67.7)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	40.9	(12.4)
Income tax (benefit) expense	161.2	102.6
Income tax (paid) received	(16.7)	(41.4)
Interest expense, excluding interest amortization	136.0	140.5
Interest paid	(129.8)	(140.9)
Change in current assets and liabilities and other	268.8	(87.8)
Net cash provided by (used in) operating activities	1,059.9	828.0
Cash flows from investing activities:
Additions to properties	(345.1)	(310.5)
Proceeds from sales of properties and other assets	3.0	99.9
Other	0.6	42.8
Net cash provided by (used in) investing activities	(341.5)	(167.8)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	4.0	1.4
Dividends paid	(125.3)	(177.4)
Payments on debt and borrowings	(507.6)	(1,070.8)
Proceeds on debt and borrowings	1.0	—
Net proceeds from (payments on) revolving credit facilities and commercial paper	199.8	(1.9)
Change in overdraft balances and other	(21.7)	12.8
Net cash provided by (used in) financing activities	(449.8)	(1,235.9)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	268.6	(575.7)
Effect of foreign exchange rate changes on cash and cash equivalents	(11.2)	8.0
Balance at beginning of year	523.4	1,057.9
Balance at end of period	$780.8	$490.2

Summarized Segment Results		($ in millions) (Unaudited)
North America	Q2 2020	Q2 2019(1)	Reported Change	FX Impact	Constant Currency Change	YTD 2020	YTD 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)(3)	17.648	19.240	(8.3)%			32.104	34.922	(8.1)%
Net sales(3)	$2,200.2	$2,400.6	(8.3)%	$(10.3)	(7.9)%	$3,989.9	$4,333.2	(7.9)%	$(13.2)	(7.6)%
COGS(3)	(1,302.0)	(1,386.7)	(6.1)%			(2,434.4)	(2,573.9)	(5.4)%
MG&A	(425.2)	(609.9)	(30.3)%			(921.8)	(1,122.0)	(17.8)%
Pretax income	$411.5	$448.5	(8.2)%	$1.1	(8.5)%	$487.7	$694.4	(29.8)%	$(1.3)	(29.6)%
Underlying EBITDA(4)	$651.8	$572.8	13.8%	$(0.2)	13.8%	$1,000.5	$972.2	2.9%	$(3.5)	3.3%

Europe	Q2 2020	Q2 2019(1)	Reported Change	FX Impact	Constant Currency Change	YTD 2020	YTD 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)(3)	4.963	6.601	(24.8)%			8.965	11.046	(18.8)%
Net sales(3)	$307.1	$554.1	(44.6)%	$(12.1)	(42.4)%	$624.7	$929.8	(32.8)%	$(19.8)	(30.7)%
COGS(3)	(217.9)	(348.3)	(37.4)%			(469.9)	(613.2)	(23.4)%
MG&A	(99.3)	(159.8)	(37.9)%			(232.4)	(302.9)	(23.3)%
Pretax income	$(11.0)	$43.4	N/M	$1.2	N/M	$(87.8)	$5.0	N/M	$4.0	N/M
Underlying EBITDA(4)	$31.0	$94.9	(67.3)%	$(0.4)	(66.9)%	$26.9	$108.4	(75.2)%	$(0.4)	(74.8)%

Unallocated & Eliminations	Q2 2020	Q2 2019(1)	Reported Change	FX Impact	Constant Currency Change	YTD 2020	YTD 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume	(0.025)	(0.030)	(16.7)%			(0.055)	(0.056)	(1.8)%
Net Sales	$(3.9)	$(6.4)	(39.1)%			$(8.4)	$(11.4)	(26.3)%
COGS(3)	63.3	(24.8)	N/M			(31.3)	14.3	N/M
Pretax income	$1.2	$(91.3)	N/M	$1.9	N/M	$(156.9)	$(117.5)	33.5%	$2.3	35.5%
Underlying EBITDA(4)	$9.5	$8.3	14.5%	$1.8	(7.2)%	$17.1	$17.7	(3.4)%	$1.7	(13.0)%

Consolidated	Q2 2020	Q2 2019(1)	Reported Change	FX Impact	Constant Currency Change	YTD 2020	YTD 2019(1)	Reported Change	FX Impact	Constant Currency Change
Financial volume(2)	22.586	25.811	(12.5)%			41.014	45.912	(10.7)%
Net sales	$2,503.4	$2,948.3	(15.1)%	$(22.4)	(14.3)%	$4,606.2	$5,251.6	(12.3)%	$(33.0)	(11.7)%
COGS	(1,456.6)	(1,759.8)	(17.2)%			(2,935.6)	(3,172.8)	(7.5)%
MG&A	(524.5)	(769.7)	(31.9)%			(1,154.2)	(1,424.9)	(19.0)%
Pretax income	$401.7	$400.6	0.3%	$4.2	(0.8)%	$243.0	$581.9	(58.2)%	$5.0	(59.1)%
Underlying EBITDA(4)	$692.3	$676.0	2.4%	$1.2	2.2%	$1,044.5	$1,098.3	(4.9)%	$(2.2)	(4.7)%

N/M = Not meaningful

(1) Second quarter and year-to-date 2019 segment financial information has been recast to reflect the segment changes as part of the revitalization plan. Please see 2019 segment recast by quarter on the Investor Relations section of our website.

(2) Financial volume in hectoliters for North America and Europe excludes royalty volume of 0.288 million hectoliters and 0.385 million hectoliters for the three months ended June 30, 2020, respectively, and excludes royalty volume of 0.523 million hectoliters and 0.517 million hectoliters for three months ended June 30, 2019, respectively. Financial volume in hectoliters for North America and Europe excludes royalty volume of 0.803 million hectoliters and 0.749 million hectoliters for the six months ended June 30, 2020, respectively, and excludes royalty volume of 0.918 million hectoliters and 0.859 million hectoliters for six months ended June 30, 2019, respectively.

(3) Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(4) Represents EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures.

Worldwide Brand and Financial Volume
(In millions of hectoliters) (Unaudited)	Three Months Ended
	June 30, 2020	June 30, 2019	Change
Financial Volume	22.586	25.811	(12.5)%
Contract brewing and wholesaler volume	(1.566)	(2.129)	(26.4)%
Royalty volume	0.673	1.040	(35.3)%
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.218)	(0.427)	(48.9)%
Total Worldwide Brand Volume	21.475	24.295	(11.6)%

Worldwide Brand Volume by Segment
North America	16.151	17.523	(7.8)%
Europe	5.324	6.772	(21.4)%
Total	21.475	24.295	(11.6)%

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends. Brand volumes presented for the U.S. segment are on a trading day adjusted basis as applicable.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS per hectoliter" (COGS adjusted for non-GAAP items divided by reported financial volume), "underlying MG&A," "underlying net income," "underlying income per diluted share," "underlying effective tax rate" and "underlying free cash flow" as well as net sales and pre-tax income in constant currency which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying EBITDA in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior-period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current-period results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

Reconciliation to Nearest U.S. GAAP Measures
Underlying EBITDA
($ in millions) (Unaudited)	Three Months Ended
	June 30, 2020	June 30, 2019	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$195.0	$329.4	(40.8)%
Add: Net income (loss) attributable to noncontrolling interests	2.2	0.8	175.0%
U.S. GAAP: Net income (loss)	197.2	330.2	(40.3)%
Add: Interest expense (income), net	69.7	65.6	6.3%
Add: Income tax expense (benefit)	204.5	70.4	190.5%
Add: Depreciation and amortization	237.7	216.8	9.6%
Adjustments included in underlying income(1)	20.1	0.8	N/M
Adjustments to arrive at underlying EBITDA(2)	(36.9)	(7.8)	N/M
Underlying EBITDA	$692.3	$676.0	2.4%

($ in millions) (Unaudited)	Six Months Ended
	June 30, 2020	June 30, 2019	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$78.0	$480.8	(83.8)%
Add: Net income (loss) attributable to noncontrolling interests	3.8	(1.5)	N/M
U.S. GAAP: Net income (loss)	81.8	479.3	(82.9)%
Add: Interest expense (income), net	138.6	138.9	(0.2)%
Add: Income tax expense (benefit)	161.2	102.6	57.1%
Add: Depreciation and amortization	494.2	429.7	15.0%
Adjustments included in underlying income(1)	258.6	(35.6)	N/M
Adjustments to arrive at underlying EBITDA(2)	(89.9)	(16.6)	N/M
Underlying EBITDA	$1,044.5	$1,098.3	(4.9)%

N/M = Not meaningful

(1) Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.

(2) Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow
(In millions) (Unaudited)		Six Months Ended
		June 30, 2020	June 30, 2019
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,059.9	$828.0
Less:	Additions to properties(1)	(345.1)	(310.5)
Add/Less:	Cash impact of special items(2)	49.9	23.8
Add:	Cash impact of other non-core items(3)	31.7	19.4
Non-GAAP:	Underlying Free Cash Flow(4)	$796.4	$560.7

(1) Included in net cash used in investing activities.

(2) Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the six months ended June 30, 2020 and June 30, 2019.

(3) Included in net cash provided by (used in) operating activities and primarily reflects costs paid for on-premise keg sales returns and "thank you" pay for certain essential North America brewery employees for the six months ended June 30, 2020, and integration costs paid associated with the acquisition of 58% of MillerCoors, LLC, and the Miller International business for the six months ended June 30, 2019.

(4) Represents free cash flow adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures.

Underlying Free Cash Flow
Second Quarter 2020	Three Months Ended June 30, 2020
(In millions, except per share data) (Unaudited)	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$2,503.4	$(1,456.6)	$(524.5)	$458.0	$5.8	$195.0	$0.90
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	20.8	—	20.8	0.10
Impairments or asset abandonment charges	—	—	—	43.5	—	43.5	0.20
Non-Core items
On-premise keg sales returns and inventory obsolescence reserves(1)	0.3	(1.7)	—	(1.4)	—	(1.4)	(0.01)
Temporary "thank you" pay(1)	—	15.5	—	15.5	—	15.5	0.07
Unrealized mark-to-market (gains) losses	—	(59.4)	—	(59.4)	—	(59.4)	(0.27)
Other non-core items	—	0.3	1.1	1.4	(0.3)	1.1	0.01
Total Special and Other Non-Core items	$0.3	$(45.3)	$1.1	$20.4	$(0.3)	$20.1	$0.10
Tax effects on special and non-GAAP items	—	—	—	—	—	122.2	0.56
Underlying (Non-GAAP)	$2,503.7	$(1,501.9)	$(523.4)	$478.4	$5.5	$337.3	$1.56

(1) Includes estimated keg sales returns and estimated finished goods obsolescence reserves and costs related to the on-premise impacts resulting from the coronavirus pandemic. Additionally, includes temporary "thank you" pay for certain essential North America brewery employees. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

YTD Second Quarter 2020	Six Months Ended June 30, 2020
(In millions, except per share data) (Unaudited)	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$4,606.2	$(2,935.6)	$(1,154.2)	$365.5	$1.0	$78.0	0.36
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	52.9	—	52.9	0.25
Impairments or asset abandonment charges	—	—	—	98.0	—	98.0	0.45
Non-Core items
On-premise keg sales returns and inventory obsolescence reserves(1)	31.8	16.8	—	48.6	—	48.6	0.22
Temporary "thank you" pay(1)	—	15.5	—	15.5	—	15.5	0.07
Unrealized mark-to-market (gains) losses	—	39.7	—	39.7	—	39.7	0.18
Other non-core items	—	0.3	2.1	2.4	1.4	3.8	0.02
Non-core other pension and postretirement benefits (costs), net	—	—	—	—	0.1	0.1	—
Total Special and Other Non-Core items	$31.8	$72.3	$2.1	$257.1	$1.5	$258.6	$1.19
Tax effects on special and non-GAAP items	—	—	—	—	—	77.7	0.36
Underlying (Non-GAAP)	$4,638.0	$(2,863.3)	$(1,152.1)	$622.6	$2.5	$414.3	$1.91

(1) Includes estimated keg sales returns and estimated finished goods obsolescence reserves and costs related to the on-premise impacts resulting from the coronavirus pandemic. Additionally, includes temporary "thank you" pay for certain essential North America brewery employees. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

Reconciliation to Underlying EBITDA by Segment
(In millions) (Unaudited)	Three Months Ended June 30, 2020
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$411.5	$(11.0)	$1.2	$401.7
Add/(less):
Net sales(1)	0.6	(0.3)	—	0.3
Cost of goods sold(1)(2)	16.2	(2.1)	(59.4)	(45.3)
Marketing, general & administrative	1.1	—	—	1.1
Special items, net(3)	64.1	0.2	—	64.3
Other income/expense non-core items	(0.3)	—	—	(0.3)
Total Special and other Non-Core items	$81.7	$(2.2)	$(59.4)	$20.1
Underlying pretax income (loss)(4)	$493.2	$(13.2)	$(58.2)	$421.8
Interest expense (income), net	0.7	1.3	67.7	69.7
Depreciation and amortization	194.8	42.9	—	237.7
Adjustments to arrive at underlying EBITDA(5)	(36.9)	—	—	(36.9)
Underlying EBITDA(4)	$651.8	$31.0	$9.5	$692.3

(In millions) (Unaudited)	Six Months Ended June 30, 2020
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$487.7	$(87.8)	$(156.9)	$243.0
Add/(less):
Net sales(1)	19.6	12.2	—	31.8
Cost of goods sold(1)(2)	28.0	4.6	39.7	72.3
Marketing, general & administrative	2.1	—	—	2.1
Special items, net(3)	143.2	7.7	—	150.9
Other income/expense non-core items	1.4	—	0.1	1.5
Total Special and other Non-Core items	$194.3	$24.5	$39.8	$258.6
Underlying pretax income (loss)(4)	$682.0	$(63.3)	$(117.1)	$501.6
Interest expense (income), net	1.7	2.7	134.2	138.6
Depreciation and amortization	406.7	87.5	—	494.2
Adjustments to arrive at underlying EBITDA(5)	(89.9)	—	—	(89.9)
Underlying EBITDA(4)	$1,000.5	$26.9	$17.1	$1,044.5

(1) Includes estimated keg sales returns and estimated finished goods obsolescence reserves and costs related to the on-premise impacts resulting from the coronavirus pandemic, as well as temporary "thank you" pay for certain essential North America brewery employees. Non-GAAP adjustments do not include any estimates of lost revenue resulting from the coronavirus pandemic.

(2) The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3) See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and six months ended June 30, 2020, includes accelerated depreciation in excess of normal depreciation of $36.9 million and $89.9 million, respectively. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(4) Represents pre-tax income and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures.

(5) Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

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